DRAFT 09-12-26

September 14, 2026

Dr. Martin D. Madaus
c/o Azenta, Inc.
200 Summit Drive
Burlington, MA 01803

Dear Martin,

This letter confirms the terms of your employment with Azenta, Inc. (the "Company" or "Azenta") as its Interim President and Chief Executive Officer, effective August 22, 2026 (the "Start Date"). Your employment will be subject to the terms and conditions set forth in this letter and our policies, as in effect and as may be amended from time to time. Unless the context otherwise requires, the "Company" or "Azenta" includes all its subsidiaries and affiliated entities.

As Interim President and Chief Executive Officer, you will perform your duties honestly, diligently, in good faith, and in the best interests of Azenta. You also will use your best efforts to cooperate in the transition of your responsibilities to your successor. You will report to the Board of Directors of the Company (the "Board").

This letter highlights the basic components of your compensation. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the governing plans. We have provided or will provide you with the relevant plan documents separately.

1. Your primary office will be located the Company's corporate headquarters in Burlington, Massachusetts. You will be expected to travel to the Company's other global locations as appropriate.

2. Beginning on the Start Date, your annual base salary will be $600,000 and paid biweekly, less applicable deductions and withholdings. You will have the ability to defer payment of your base salary under our Deferred Compensation Plan in accordance with its terms.

3. You will be eligible for a performance recognition bonus with the terms set forth below. Given the performance recognition bonus, you are not eligible to participate in Azenta's annual incentive compensation plan.

    a. You will be eligible to receive a cash performance recognition bonus equal to 100% of your annual base salary. This performance recognition bonus will be earned and vest in full on the first yearly anniversary of the Start Date, subject to your continued employment as Interim President and Chief Executive Officer through such date; provided, however, that if your employment terminates prior to such date, you will earn and vest in a pro-rata portion of the performance

recognition bonus based on the number of days you were employed during such period divided by 365.

b. To the extent earned and vested, payment of the performance recognition bonus will be made in a lump sum on January 1, 2028. All payments of the performance recognition bonus will be less applicable tax-related deductions and withholdings.

c. The performance recognition bonus is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, to the maximum extent permitted, this offer letter shall be interpreted to be in compliance therewith. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

d. As a condition precedent to receiving the performance recognition bonus, you must execute and deliver a general release, in a form reasonably acceptable to the Company, of all known and unknown claims against the Company and its affiliates that becomes effective and irrevocable in accordance with its terms. If you fail to execute the release pursuant to this subsection or revoke or rescind the release, you will forfeit and not be entitled to the performance recognition bonus.

e. Notwithstanding anything herein to the contrary, in the event your employment is terminated by the Company for "Cause" as defined in the Plan (defined below) or in the event you terminate your own employment (other than at the request of the Board), you will forfeit and not be entitled to the performance recognition bonus.

4. You will be granted a restricted stock unit ("RSU") award under the Company's 2020 Equity Incentive Plan, as amended (the "Plan") as of the date of this offer letter ("Grant Date"). The RSUs will have a value of $1,200,000 and will vest 1/12 of the award monthly on each monthly anniversary of your Start Date provided that you continue to provide services as Interim President and Chief Executive Officer on the vesting date. The number of RSUs in the award will be determined based on the average closing price of the Company's common stock over 20 trading days up to and including the Grant Date. Except as provided in this section, the RSU award will be subject to the terms of the Company's standard restricted stock unit award agreement and the Plan.

All incentive-based compensation received by you is subject to recoupment under our Clawback Policy as in effect from time-to-time. Your employment with Azenta is "at will," meaning that either you or Azenta may terminate your employment at any time and for any reason. You understand and agree that you will not participate in any policy or program relating to severance or change in control benefits.

You will be eligible to participate in Azenta's health, welfare and other benefit plans for similarly-situated employees. Unless otherwise specified in this letter, your eligibility for any benefits will be in accordance with Azenta's then-current plans, policies, and programs for similarly-situated employees.

This offer letter supersedes any prior representations or agreements, whether written or oral, with respect to your employment by the Company. This letter may not be modified or amended

except by a written agreement, signed by Azenta and you.

On behalf of the Board, we thank you for your continued leadership of the Company and look forward to your contributions to Azenta's future success. Please indicate your acceptance of this offer by countersigning this letter and returning the original to me. As always, please contact me if you have questions.

Very Truly Yours,

Azenta, Inc.

Frank E. Casal
Chair of the Board of Directors
on behalf of the Board of Directors

Accepted and agreed:

Dr. Martin D. Madaus